Pricing Supplement Dated June 6, 1997                         Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                         File No. 333-27715
 Prospectus Supplement dated June 5, 1997)

                                 PHH CORPORATION
                                Medium-Term Notes

-------------------------------------------------------------------------------------------
Principal Amount:              $200,000,000                   Trade date:          June 6, 1997
Currency or Currency  Unit:    US Dollars                     Original Issue Date: June 11, 1997
Issue Price:                   99.99%                         Agent's Discount or Commission: 0.01%
Net Proceeds to Issuer:        $199,980,000                   Agent (s): Merrill Lynch & Co.
Maturity Date:                 June 11, 1998                  CUSIP Number: 69332H DX 1
-------------------------------------------------------------------------------------------
Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:  [ ]  Commercial Paper Rate       [ ]  CD Rate    [ ]  Federal Funds Effective Rate
                     [X]  LIBOR      [ ]  Treasury Rate      [ ] Prime Rate  [ ]  Other
                          (  ) Reuters Page:                                      (see attached)
                                              -------------
                          (X) Telerate Page:   3750
                                              -------------
Spread:                    Minus 0.01%

Initial Interest Rate:     5.6775%

Interest Reset Dates:      Monthly, on the 11th of each month commencing July 11, 1997

Interest Determination Date: Two London Banking Days prior to Interest Reset Date

Interest Payment Dates:    Monthly, on the 11th of each month commencing July 11, 1997

Index Maturity:            1  month

Day Count Convention:      [X]  Actual/360               [ ]  Actual/Actual               [   ]  30/360

Option to Receive Payments in Specified Currency:    [ ]  Yes       [ ]  No

Redemption:
         [X]  The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ]  The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:                   %
     Annual Redemption Price Reduction:                   % until Redemption Price is 100% of the Principal Amount.
                                        ------------------

Repayment:
         [X]  The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ]  The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of __________________% of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of ______________________% of Principal Amount.
Other Terms:

PHH Corporation   11333 McCormick Road   Telephone
                  Hunt Valley, MD        410 771 3600
                  21031 1000



                                  June 9, 1997





Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549


RE:      PHH CORPORATION REGISTRATION NO.  333-27715



Gentlemen:

On behalf of PHH Corporation and pursuant to Rule 424 (b) (3) under the Securities Act of 1933 as amended, we are transmitting herewith for filing one copy of the Pricing Supplement dated June 6, 1997 to the Prospectus Supplement and Prospectus dated June 5, 1997 of PHH Corporation.


                                Very Truly Yours,

                                /s/ Mark E. Johnson
                                -------------------

                                Mark E. Johnson
                                Assistant Treasurer